EXHIBIT 10.8

FORM OF
THE GOLDMAN SACHS AMENDED AND RESTATED
STOCK INCENTIVE PLAN
2004 YEAR-END RSU AWARD

          This Award Agreement sets forth the terms and conditions of the 2004 Year-End award (this “Award”) of RSUs (“2004 Year-End RSUs”) granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “Plan”).

          1.      The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. References in this Award Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision.

          2.      Award. The number of 2004 Year-End RSUs subject to this Award is set forth in the Award Statement delivered to you. An RSU is an unfunded and unsecured promise to deliver (or cause to be delivered) to you, subject to the terms and conditions of this Award Agreement, a share of Common Stock (a “Share”) on the Delivery Date or as otherwise provided herein. Until such delivery, you have only the rights of a general unsecured creditor, and no rights as a shareholder, of GS Inc. THIS AWARD IS CONDITIONED ON YOUR SIGNING THE RELATED SIGNATURE CARD AND RETURNING IT TO GS INC. BY THE DATE SPECIFIED ON THE SIGNATURE CARD, AND IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN PARAGRAPH 12. BY SIGNING AND RETURNING THE RELATED SIGNATURE CARD (WHICH, AMONG OTHER THINGS, OPENS THE CUSTODY ACCOUNT REFERRED TO IN PARAGRAPH 3(b) IF YOU HAVE NOT DONE SO ALREADY), YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF ALL OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

          3.      Vesting and Delivery.

          (a)      Vesting. Except as provided in this Paragraph 3 and in Paragraphs 4, 6, 7, 9 and 10, on each Vesting Date you shall become Vested in the number or percentage of 2004 Year-End RSUs specified next to such Vesting Date on the Award Statement (which may be rounded to avoid fractional Shares). While continued active Employment is not required in order to receive delivery of the Shares underlying your Outstanding 2004 Year-End RSUs that are or become Vested, all other terms and conditions of this Award Agreement shall continue to apply to such Vested 2004 Year-End RSUs, and failure to meet such terms and conditions may result in the termination of this Award (as a result of which no Shares underlying such Vested 2004 Year-End RSUs would be delivered).

          (b)      Delivery.

          (i) The Delivery Date with respect to this Award shall be the date specified as such on your Award Statement, if that date is during a Window Period or, if that date is not during a Window Period, the first Trading Day of the first Window Period beginning after such date. For this purpose, a “Trading Day” is a day on which Shares trade regular way on the New York Stock Exchange.

          (ii) Except as provided in this Paragraph 3 and in Paragraphs 4, 6, 7, 9 and 10, in accordance with Section 3.23 of the Plan, reasonably promptly (but in no case more than thirty (30) Business Days) after the date specified as the Delivery Date (or any other date delivery of Shares is called for hereunder), Shares underlying the number or percentage of your then Outstanding 2004 Year-End RSUs with respect to which the

Delivery Date (or other date) has occurred (which number of Shares may be rounded to avoid fractional Shares) shall be delivered by book entry credit to your Custody Account or to a brokerage account approved by the Firm. Notwithstanding the foregoing, if you are or become considered by GS Inc. to be one of its “covered employees” within the meaning of Section 162(m) of the Code, then you shall be subject to Section 3.21.3 of the Plan, as a result of which delivery of your Shares may be delayed.

          (iii) In accordance with Section 1.3.2(i) of the Plan, in the discretion of the Committee, in lieu of all or any portion of the Shares otherwise deliverable in respect of all or any portion of your 2004 Year-End RSUs, the Firm may deliver cash, other securities, other Awards or other property, and all references in this Award Agreement to deliveries of Shares shall include such deliveries of cash, other securities, other Awards or other property.

          (c)      Death. Notwithstanding any other provision of this Award Agreement, if you die prior to the Delivery Date, the Shares underlying your then Outstanding 2004 Year-End RSUs shall be delivered to the representative of your estate as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee.

          4.      Termination of 2004 Year-End RSUs and Non-Delivery of Shares.

          (a)      Unless the Committee determines otherwise, and except as provided in Paragraphs 3(c), 6 and 7, if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, your rights in respect of your 2004 Year-End RSUs that were Outstanding but that had not yet become Vested immediately prior to your termination of Employment immediately shall terminate, such 2004 Year-End RSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof.

          (b)      Unless the Committee determines otherwise, and except as provided in Paragraphs 6 and 7, your rights in respect of all of your Outstanding 2004 Year-End RSUs (whether or not Vested) shall immediately terminate, such 2004 Year-End RSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof if:

                    (i)      you attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 12 or Section 3.17 of the Plan;

                    (ii)     any event that constitutes Cause has occurred;

                    (iii)     you, in any manner, directly or indirectly, (A) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (B) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (C) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise or (D) on behalf of yourself or any person or Competitive Enterprise hire, or participate in the hiring of, any Selected Firm Personnel or identify, or participate in the identification of, Selected Firm Personnel for potential hiring, whether as an employee or consultant or otherwise;

                    (iv)      you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan and this Award Agreement. By accepting the delivery of Shares under this Award Agreement, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of the Plan and this Award Agreement;

                    (v)     the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm, including, without limitation, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party; or

                    (vi)     as a result of any action brought by you, it is determined that any of the terms or conditions for Delivery of this Award Agreement are invalid.

For purposes of the foregoing, the term “Selected Firm Personnel” means: (i) any Firm employee or consultant (A) with whom you personally worked while employed by the Firm, or (B) who at any time during the year immediately preceding your termination of Employment with the Firm, worked in the same division in which you worked, and (ii) any Managing Director of the Firm.

          5.      Repayment. The provisions of Section 2.6.3 of the Plan (which requires Award recipients to repay to the Firm amounts delivered to them if the Committee determines that all terms and conditions of this Award Agreement in respect of such delivery were not satisfied) shall apply to this Award.

          6.      Extended Absence, Retirement and Downsizing.

          (a)      Notwithstanding any other provision of this Award Agreement, but subject to Paragraph 6(b), in the event of the termination of your Employment by reason of Extended Absence or Retirement (determined as described in Section 1.2.19 of the Plan), the condition set forth in Paragraph 4(a) shall be waived with respect to any 2004 Year-End RSUs that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such 2004 Year-End RSUs shall become Vested), but all other conditions of this Award Agreement shall continue to apply.

          (b)     Without limiting the application of Paragraph 4(b), your rights in respect of your Outstanding 2004 Year-End RSUs that become Vested in accordance with Paragraph 6(a) immediately shall terminate, such Outstanding 2004 Year-End RSUs shall cease to be Outstanding, and no Shares shall be delivered in respect thereof if, prior to the original Vesting Date with respect to such 2004 Year-End RSUs, you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise. Notwithstanding the foregoing, unless otherwise determined by the Committee in its discretion, this Paragraph 6(b) will not apply if your termination of Employment by reason of Extended Absence or Retirement is characterized by the Firm as “involuntary” or by “mutual agreement” other than for Cause and if you execute such a general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will constitute an “involuntary” termination of Employment or a termination of Employment by “mutual agreement.”

          (c)     Notwithstanding any other provision of this Award Agreement and subject to your executing such general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee, if your Employment is terminated without Cause solely by reason of a “downsizing,” the condition set forth in Paragraph 4(a) shall be waived with respect to your 2004 Year-End RSUs that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such 2004 Year-End RSUs shall become Vested), but all other conditions of this Award Agreement shall continue to apply. Whether or not your Employment is terminated solely by reason of a “downsizing” shall be determined by the Firm in its sole discretion. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will be solely by reason of a “downsizing.”

          7.      Change in Control. Notwithstanding anything to the contrary in this Award Agreement, in the event a Change in Control shall occur and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate your Employment for Good Reason, all Shares underlying your then Outstanding 2004 Year-End RSUs, whether or not Vested, shall be delivered.

          8.      Dividend Equivalent Rights. Each 2004 Year-End RSU shall include a Dividend Equivalent Right. Accordingly, with respect to each of your Outstanding 2004 Year-End RSUs, at or after the time of distribution of any regular cash dividend paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant, you shall be entitled to receive an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the Share underlying such Outstanding 2004 Year-End RSU. Payment in respect of a Dividend Equivalent Right shall be made only with respect to 2004 Year-End RSUs that are Outstanding on the payment date. Each Dividend Equivalent Right shall be subject to the provisions of Section 2.8.2 of the Plan.

          9.     Certain Additional Terms, Conditions and Agreements.

          (a)      The delivery of Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan.

          (b)      If you are or become a Managing Director, your rights in respect of the 2004 Year-End RSUs are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.

          (c)      Your rights in respect of your 2004 Year-End RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable.

          (d)      You understand and agree, in accordance with Section 3.3 of the Plan, by accepting this Award, you have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, which are incorporated herein by reference.

          (e)      You understand and agree, in accordance with Section 3.22 of the Plan, by accepting this Award you have agreed to be subject to the Firm’s policies in effect from time to time concerning trading in Shares and hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and confidential or proprietary information, and to effect sales of Shares delivered to you in respect of your 2004 Year-End RSUs in accordance with such rules and procedures as may be adopted from time to time with respect to sales of such Shares (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm). In addition, you understand and agree that you shall be responsible for all brokerage costs and other fees or expenses associated with your 2004 Year-End RSU Award, including without limitation, such brokerage costs or other fees or expenses in connection with the sale of Shares delivered to you hereunder.

          (f)      GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.

          10.      Right of Offset. The obligation to deliver Shares under this Award Agreement is subject to Section 3.4 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.

          11.      Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(g) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.

          12.      Arbitration; Choice of Forum. BY ACCEPTING THIS AWARD, YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND WHICH, AMONG OTHER THINGS, PROVIDE THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN, SHALL APPLY.

          13.      Non-transferability. Except as otherwise may be provided by the Committee, the limitations on transferability set forth in Section 3.5 of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 13 or Section 3.5 of the Plan shall be void.

          14.      Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

          15.      Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

          IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.
By:
Name:	Henry M. Paulson, Jr.
Title:	Chairman and Chief Executive Officer

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